Exhibit 10.1

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT is made and entered into as of this 1st day of January, 2016, by and between Allied World Assurance Company Holdings, AG, a Swiss company (the “Company”), and [          ] (“Employee”).

W I T N E S S E T H:

WHEREAS, the Company and Employee previously entered into the [Employment Agreement, dated as of [   ]] (the “Former Employment Agreement”), embodying the terms of Employee’s employment; and

WHEREAS, the Company and Employee desire to enter into a new agreement, effective as of the date hereof, embodying the amended and restated terms of Employee’s employment as set forth herein (this “Agreement”) and agree that this Agreement shall supersede the Former Employment Agreement and that the Former Employment Agreement shall be of no further force or effect;

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Employee hereby agree as follows:

Section 1.            Definitions.

(a)           “Accrued Obligations” shall mean (i) all accrued but unpaid Base Salary through the date of termination of Employee’s employment; (ii) any unpaid or unreimbursed expenses incurred in accordance with Company policy, including amounts due under Section 7 hereof, to the extent incurred prior to termination of employment; (iii) any benefits provided under the Company’s employee benefit plans upon a termination of employment, in accordance with the terms therein, including rights to equity in the Company pursuant to any plan or grant and the right to receive tax reimbursement payments accrued but unpaid for periods prior to the date of termination; and (iv) rights to indemnification by virtue of Employee’s position as an officer or director of the Company or its subsidiaries and the benefits under any directors’ and officers’ liability insurance policy maintained by the Company or any of its subsidiaries, in accordance with its terms thereof.

(b)           “Agreement” shall have the meaning set forth in the recitals hereto.

(c)           “Annual Bonus” shall have the meaning set forth in Section 4(b) below.

(d)           “Base Salary” shall mean the salary provided for in Section 4(a) or any increased salary granted to Employee pursuant to Section 4(a) below.

(e)           “Board” shall mean the Board of Directors of the Company.

(f)            “Cause” shall mean (i) Employee’s willful failure (except where due to physical or mental incapacity), willful neglect or willful refusal to substantially perform his duties; (ii) any willful or intentional act of Employee with regard to the Company or its subsidiaries that has the effect of injuring the reputation or business of the Company or its subsidiaries in a material manner; (iii) Employee’s conviction of, or plea of guilty or nolo contendere to, the commission of a criminal act that would constitute a felony in the United States; (iv) the commission by Employee of an act of fraud, embezzlement or material dishonesty against the Company or its subsidiaries (other than a good faith expense account dispute); or (v) Employee’s breach of any material provision of this Agreement (including, for the avoidance of doubt, with respect to any Notice Period or Garden Leave).

(g)           “Change in Control”  shall mean and be deemed to occur if (i) any “person” (as such term is defined in Section 3(a)(9) and as used in Sections 13(d) and 14(d) of the Exchange Act), excluding the Company or any or its subsidiaries, a trustee or any fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, an underwriter temporarily holding the Company’s securities pursuant to an offering of such securities or a corporation owned, directly or indirectly, by shareholders of the Company in substantially the same proportion as their ownership of  the Company, is or becomes the “beneficial owner” as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities (“Voting Securities”); (ii) during any period of not more than two years, individuals who constitute the Board as of the beginning of the period and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i) or (iii) of this sentence) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at such time or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; (iii) consummation of a merger, consolidation, amalgamation or reorganization or a court of competent jurisdiction approves a scheme of arrangement of the Company, other than a merger, consolidation, amalgamation, reorganization or scheme of arrangement which would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to  represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 50% of the combined voting power of the Voting Securities of the Company or such  surviving entity outstanding immediately after such merger, consolidation, amalgamation, reorganization or scheme of arrangement; (iv) consummation of a sale or disposition by the Company of all or substantially all of its assets; or (v) the shareholders of the Company approve a plan of complete liquidation of the Company.

(h)           “Code” shall mean the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(i)            “Commencement Date” shall mean [                ].

(j)            “Company” except as otherwise expressly set forth herein, shall have the meaning set forth in the preamble hereto.

(k)           “Competitive Activities” shall mean any business activities in which the Company or any of its subsidiaries are engaged, or have committed plans to engage, during the Term of Employment.

(l)            “Confidential Information” shall have the meaning set forth in Section 9(a) below.

(m)          “Developments” shall have the meaning set forth in Section 9(e) below.

(n)           “Disability” shall mean any physical or mental disability or infirmity that has prevented the performance of Employee’s duties in all material respects for a period of one hundred eighty (180) consecutive calendar days.

(o)           “Employee” shall have the meaning set forth in the preamble hereto.

(p)           “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(q)           “Expiration Date” shall have the meaning set forth in Section 2 below.

(r)            “Former Employment Agreement” shall have the meaning set forth in the preamble hereto.

(s)            “Garden Leave” shall mean the period commencing on the date during the Notice Period on which the Company, in its sole discretion, notifies Employee that it releases Employee from his obligation to provide services to the Company and its subsidiaries in accordance with Section 8(f) below and ending as of the last day of the Notice Period.

(t)            “Good Reason” shall mean, without Employee’s written consent, (i) an adverse change in Employee’s employment title; (ii) a material diminution in Employee’s employment duties or responsibilities, or the assignment to Employee of duties that are materially inconsistent with his position; (iii) any reduction in Base Salary or target Annual Bonus opportunity; or (iv) any breach by the Company of any material provision of this Agreement.

Good Reason shall not exist until and unless Employee has given the Board (or the board of directors of any successor to the Company) notice of the applicable event giving rise to Good Reason within 60 days of the date on which such event has occurred.  Such notice shall specifically delineate such claimed basis for Good Reason and shall inform the Board (or any successor board of directors) that the Company is required to cure such event (if curable) within 30 days (the “Cure Period”) after such notice is given in accordance with Section 20 below.  If such event is not so cured (or is not curable) or if such basis is not disputed in writing by the Company (or its successor) during the Cure Period, Employee may provide the Company (or its successor) with written notice of termination for Good Reason within a reasonable time after the end of the Cure Period not to exceed 30 days.  If such event is cured within the Cure Period, Good Reason shall be deemed not to exist.

(u)           “Interfering Activities” shall mean (i) encouraging, soliciting or inducing, or in any manner attempting to encourage, solicit or induce, any Person employed by, as agent of, or a service provider to, the Company or any subsidiary thereof to terminate (or, in the case of an agent or service provider, reduce) such Person’s employment, agency or service, as the case may be, with the Company or such subsidiary; provided, that the foregoing shall not be violated by general advertising not targeted at employees of the Company nor by serving as a reference upon an employee’s request with regard to an entity with which Employee is not affiliated; or (ii) encouraging, soliciting or inducing, or in any manner attempting to encourage, solicit or induce any customer, supplier (including insurance brokers), licensee or other business relation of the Company or any subsidiary thereof to cease doing business with or reduce the amount of business conducted with the Company or such subsidiary, or in any way interfere with the relationship between any such customer, supplier (including insurance brokers), licensee or business relation and the Company or such subsidiary.

(v)           “Non-Interference Period” shall mean the period commencing on the Commencement Date and ending on the date of termination.

(w)          “Non-Compete Period” shall mean the period commencing on the Commencement Date and ending on the date of termination.

(x)           “Notice Period” shall mean the period beginning on the date on which either (i) Employee receives written notice from the Company that the Company is terminating Employee’s employment without Cause (other than due to death or Disability) or (ii) the Company receives written notice from Employee that he is terminating his employment for any reason and, in either case, in accordance with Section 8(a) below, and ending on the one (1) year anniversary that such notice is received.

(y)           “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization or other form of business entity.

(z)           “Release Expiration Date” shall have the meaning set forth in Section 8(g) below.

(aa)         “Section 409A” shall have the meaning set forth in Section 15(c) below.

(bb)         “Sections 409A and 457A” shall have the meaning set forth in Section 8(g) below.

(cc)         “Term of Employment” shall mean the period specified in Section 2 below.

(dd)         “Third Anniversary” shall have the meaning specified in Section 2 below.

Section 2.            Acceptance and Term of Employment.

The Company agrees to employ Employee and Employee agrees to serve the Company on the terms and conditions set forth herein.  The Term of Employment shall commence on the Commencement Date and shall continue until the earlier of (a) the day prior to the third (3rd) anniversary of the date hereof (the “Third Anniversary”) and (b) the day Employee’s employment terminates as provided in Section 8 hereof (such earlier date, the “Expiration Date”).  In the event Employee continues in the employ of the Company following the Expiration Date, the nature of Employee’s employment at the Company will be “at will,” meaning that either the Company or Employee may terminate his employment at any time, with or without notice, with or without Cause, and for any reason or for no reason, and that none of the terms or provisions of this Agreement shall continue to apply unless otherwise specifically provided for.

Section 3.            Position, Duties and Responsibilities; Place of Performance.

(a)           During the Term of Employment, Employee shall be employed and serve as the [          ] of the Company (together with such other position or positions consistent with Employee’s title as the Board shall specify from time to time) and shall have such duties typically associated with such title.  Subject to the foregoing, Employee also agrees to serve as an officer and/or director of the Company or any parent or subsidiary of the Company, in each case without additional compensation.

(b)           Subject to the terms and conditions set forth in this Agreement, Employee shall devote his full business time, attention and efforts to the performance of his duties under this Agreement and shall not engage in any other business or occupation during the Term of Employment, including, without limitation, any activity that (x) conflicts with the interests of the Company or its subsidiaries, (y) interferes with the proper and efficient performance of his duties for the Company, or (z) interferes with the exercise of his judgment in the Company’s best interests.  Notwithstanding the foregoing, nothing herein shall preclude Employee from (i) serving, with the prior written consent of the Board, as a member of the board of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) subject to the terms and conditions set forth in Section 9 hereof, managing his personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii) and (iii) shall be limited by Employee so as not to materially interfere, individually or in the aggregate, with the performance of his duties and responsibilities hereunder.

(c)           Employee’s principal place of employment shall be at the Company’s [              ] office, although Employee understands and agrees that he may be required to travel from time to time for business reasons.

Section 4.            Compensation.

During the Term of Employment, Employee shall be entitled to the following compensation:

(a)           Base Salary.  Employee shall be paid an annualized Base Salary, payable in accordance with the regular payroll practices of the Company, of not less than $[          ],

subject to increase, if any, as may be approved in writing by the Board, but not to decrease from the then current Base Salary.

(b)           Annual Bonus.  Employee shall be eligible for an annual incentive bonus award determined by the Board in respect of each fiscal year during the Term of Employment (the “Annual Bonus”).  The Annual Bonus shall be earned and payable in accordance with the terms of the Company’s annual bonus plan as in effect from time to time.

(c)           Change in Control Acceleration.  Notwithstanding any contrary terms of any Company equity plan or other agreement pursuant to which equity-based awards have been granted to Employee, upon termination of Employee’s employment other than by the Company for Cause or by Employee without Good Reason, in each case, within two years following a Change in Control, all such equity-based awards shall fully vest and be settled, if applicable, within thirty (30) days following such termination; provided; however, that, in the event Employee is placed on Garden Leave during any Notice Period, any restricted stock units shall be settled no later than March 15 of the calendar year following the calendar year in which such Garden Leave commenced.  If a Change in Control occurs prior to the Third Anniversary, this Section 4(c) shall remain in full force and effect until the second anniversary of such Change in Control.

Section 5.            Employee Benefits.

During the Term of Employment, Employee shall be entitled to participate in health, insurance, retirement and other perquisites and benefits generally provided to other senior executives of the Company that are made available and as are in effect from time to time.  During the Term of Employment and extending into any fiscal year in which Employee received any taxable compensation from the Company or its subsidiaries or affiliates, Employee shall be entitled to participate in any tax return preparation policy as in effect at the time of Employee’s termination.  Employee shall also be entitled to the same number of holidays, vacation and sick days as are generally allowed to senior executives of the Company in accordance with the Company policy in effect from time to time.  During the Term of Employment, Employee shall also be entitled to reimbursement or payment of the cost of financial and tax planning, such reimbursement not to exceed $10,000 per year.

Section 6.            “Key-Man” Insurance.

At any time during the Term of Employment, the Company shall have the right to insure the life of Employee for the sole benefit of the Company, in such amounts, and with such terms, as it may determine.  All premiums payable thereon shall be the obligation of the Company.  Employee shall have no interest in any such policy, but agrees to reasonably cooperate with the Company in taking out such insurance by submitting to physical examinations, supplying all information reasonably required by the insurance company, and executing all necessary documents, provided that no financial obligation or liability is imposed on Employee by any such documents.

Section 7.            Reimbursement of Business Expenses.

Employee is authorized to incur reasonable business expenses in carrying out his duties and responsibilities under this Agreement and the Company shall promptly reimburse him for all such reasonable business expenses incurred in connection with carrying out the business of the Company, subject to documentation in accordance with the Company’s policy, as in effect from time to time.

Section 8.            Termination of Employment.

(a)           General.  The Term of Employment shall terminate earlier than the Third Anniversary upon the earliest to occur of (i) Employee’s death, (ii) a termination by the Company by reason of a Disability, (iii) a termination by the Company with Cause, (iv) the one (1) year anniversary of the date on which Employee receives the Company’s written notice of termination without Cause, and (v) the one (1) year anniversary of the date on which the Company receives Employee’s written notice of termination for any reason; provided, however, that, notwithstanding the foregoing, if the one (1) year anniversary date noted in clauses (iv) and (v) above extend past the Third Anniversary, the Term of Employment shall terminate on the last day of the Notice Period.  Upon the earlier to occur of (A) the day on which Employee’s Garden Leave commences and (B) the actual termination of Employee’s employment, except as may otherwise be requested by the Company in writing and agreed upon in writing by Employee, Employee shall be deemed to have resigned from any and all directorships, committee memberships or any other positions Employee holds with the Company or any of its subsidiaries, and Employee shall execute such documents as may reasonably be requested by the Company or any of its subsidiaries to effectuate or document such resignations.

(b)           Termination due to Death or Disability.  Employee’s employment shall terminate automatically upon his death.  The Company may terminate Employee’s employment immediately upon the occurrence of a Disability, such termination to be effective upon Employee’s receipt of written notice of such termination.  In the event Employee’s employment is terminated due to his death or Disability, Employee or his estate or his beneficiaries, as the case may be, shall be entitled to:

(i)            The Accrued Obligations;

(ii)           Any unpaid Annual Bonus in respect to any completed fiscal year which has ended prior to the date of such termination (such Annual Bonus determined using the actual Annual Bonus or, if the actual Annual Bonus has not been finalized, the average Annual Bonus paid or payable for the two completed fiscal years immediately preceding the date of such termination), such amount to be paid at the same time it would otherwise be paid to Employee had no such termination occurred, but in no event later than the date that is one day prior to two and one-half months following the end of the Company’s fiscal year in which such termination occurs;

(iii)          An Annual Bonus that is pro rated based on the number of days elapsed from the commencement of the Company’s fiscal year in which such termination occurs through and including the date of such termination (such Annual Bonus determined using the average Annual Bonus paid or payable for the two completed fiscal years immediately preceding the date of such termination), such amount to be paid within five (5) business days of such termination; and

(iv)          Vest, as of the date of such termination, in the number of equity-based awards, if any, which would otherwise have vested during the one (1) year period immediately following such termination (without regard to any subsequent vesting events); provided, that, in the event such termination occurs within two years following a Change in Control, Employee shall be entitled to acceleration of Employee’s equity-based awards to the extent provided in Section 4(c) above.

Except as set forth in this Section 8(b), following Employee’s termination by reason of his death or Disability, Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(c)           Termination by the Company for Cause.

(i)            A termination by the Company for Cause shall not take effect unless the provisions of this subsection (i) are complied with.  Employee shall be given not less than fifteen (15) days prior written notice by the Board of the intention to terminate his employment for Cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based.  Employee shall have fifteen (15) days after the date that such written notice has been given to Employee in which to cure such act or acts or failure or failures to act, to the extent such cure is possible.  If he fails to cure such act or acts or failure or failures to act, the termination shall be effective on the date immediately following the expiration of the fifteen (15) day notice period.  If cure is not possible, the termination shall be effective on the date of receipt of such notice by Employee.  During any cure period provided hereunder, the Board may, in its sole and absolute discretion, prohibit Employee from entering the premises of the Company (or any subsidiary thereof) or otherwise performing his duties hereunder; provided, however, that if cure is possible, and Employee can reasonably demonstrate to the Board that he desires to enter the premises of the Company (or a subsidiary thereof) or to otherwise perform his duties hereunder solely to attempt to cure the act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based, Employee shall be permitted to enter the premises of the Company (or a subsidiary thereof) or otherwise to perform his duties hereunder solely for the purposes of curing such act or acts or failure or failures to act.  For the avoidance of doubt, (A) if Employee terminates his employment after receiving notice from the Board pursuant to this Section 8(c)(i) of its intention to terminate his employment for Cause and prior to Employee curing any act or failure to act in accordance with this Section 8(c)(i) or (B) if Employee fails to comply with the terms and conditions applicable during any Notice Period or Garden Leave, in either case, Employee’s employment will be deemed terminated by the Company for Cause and Employee shall not be entitled to the payments and benefits set forth in Section 8(d) or (e) below.

(ii)           In the event the Company terminates Employee’s employment for Cause, he shall be entitled only to the Accrued Obligations.  Following such termination of Employee’s employment for Cause, except as set forth in this Section 8(c)(ii), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(d)           Termination by the Company without Cause.  The Company may terminate Employee’s employment at any time without Cause (other than due to death or Disability), such termination to be effective as of the last day of the Notice Period.  During the Notice Period, Employee shall remain an employee of the Company and continue to be bound by the terms and conditions of this Agreement.  In addition, during the Notice Period, Employee shall, subject to the terms of the Company’s plans and benefit arrangements, be entitled to:

(i)            Base Salary;

(ii)           Any unpaid Annual Bonus in respect to any completed fiscal year which has ended prior to the date on which such Notice Period commences (such Annual Bonus determined using the actual Annual Bonus or, if the actual Annual Bonus has not been finalized, the average Annual Bonus paid or payable for the two completed fiscal years immediately preceding the date on which such Notice Period commences), such amount to be paid at the same time it would otherwise be paid to Employee had no Notice Period commenced;

(iii)          (A) An Annual Bonus that is pro rated based on the number of days elapsed from the commencement of the fiscal year in which such Notice Period commences through and including the date such Notice Period commences (such Annual Bonus determined using the average Annual Bonus paid or payable for the two completed fiscal years immediately preceding the date on which such Notice Period commences), such amount to be paid in accordance with the terms of the Company’s annual bonus plan as in effect from time to time but in no event later than March 15 of the calendar year following the calendar year in which such Notice Period ends and (B) an Annual Bonus (such Annual Bonus determined using the average Annual Bonus paid or payable for the two completed fiscal years immediately preceding the date on which such Notice Period commences), such amount to be paid no later than March 15 of the calendar year following the calendar year in which such Notice Period ends;

(iv)          Participate in the Company’s health and other insurance plans;

(v)           Vest in previously-granted equity-based awards and any other contractual benefits;

(vi)          Vest, as of the last day of the Notice Period, in the number of equity-based awards, if any, which would otherwise have vested during the two (2) year period immediately following such Notice Period (without regard to any subsequent vesting events), and, in the case of any restricted stock units, settlement within fifteen (15) days following the Notice Period; provided that, in the event such termination occurs within two years following a Change in Control, Employee shall be entitled to acceleration of Employee’s equity-based awards to the extent provided in Section 4(c) above; and

(vii)         As of the last day of the Notice Period, the Accrued Obligations.

Notwithstanding the foregoing, the payments and benefits described in subsections (i) through (vi) above shall immediately cease, and the Company shall have no further obligations to Employee with respect thereto, in the event that Employee breaches any provision of Section 9 hereof.  In addition, if Employee fails to comply with the terms and conditions applicable during any Notice Period or Garden Leave, Employee’s employment will be deemed terminated by the Company for Cause and Employee shall not be entitled to the payments and benefits set forth in this Section 8(d).

Following such termination of Employee’s employment by the Company without Cause, except as set forth in this Section 8(d), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(e)           Termination by Employee.  Employee may terminate his employment at any time, such termination to be effective as of the last day of the Notice Period.  Employee shall be entitled to the same payments and benefits as provided in Section 8(d) above for a termination without Cause, it being agreed that Employee’s right to any such payments and benefits shall be subject to the same terms and conditions as described in Section 8(d) above; provided, that, notwithstanding the foregoing, Employee shall only be entitled to accelerated vesting of Employee’s equity-based awards pursuant to Section 4(c) above and the proviso in Section 8(d)(vi) above if Employee terminates his employment for Good Reason within two years following a Change in Control.  Following such termination of Employee’s employment, except as set forth in this Section 8(e), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(f)            Garden Leave.  Notwithstanding any provision of Section 8(d) or (e) to the contrary, the Company, in its sole discretion, shall have the right to release Employee from his obligation to provide services to the Company during the Notice Period and place Employee on Garden Leave.  During the Garden Leave, Employee shall continue to receive the payments and benefits set forth in Section 8(d) or (e) above (as applicable), except that (i) the pro rata Annual Bonus shall be determined using the average Annual Bonus paid or payable for the two immediately prior fiscal years and shall be pro rated based on the number of days elapsed from the commencement of such fiscal year through and including the date such Garden Leave commenced, such amount to be paid in accordance with the terms of the Company’s annual bonus plan as in effect from time to time but in no event later than March 15 of the calendar year following the calendar year in which such Garden Leave commences, (ii) the Annual Bonus payable under Section 8(d)(iii)(B) shall be determined using the average Annual Bonus paid or payable for the two fiscal years  completed immediately prior to the date such Garden Leave commenced, such amount to be paid no later than March 15 of the calendar year following the calendar year in which such Garden Leave commenced, (iii) any restricted stock units shall be settled no later than March 15 of the calendar year following the calendar year in which such Garden Leave commenced and (iv) any unpaid Annual Bonus in respect to any completed fiscal year which has ended prior to such Garden Leave commencing (determined using the actual

Annual Bonus or, if the actual Annual Bonus has not been finalized, the average Annual Bonus paid or payable for the two immediately prior fiscal years), shall be paid at the same time it would otherwise be paid to Employee had no Garden Leave commenced, but in no event later than March 15 of the calendar year following the calendar year in which such Garden Leave commenced.  For the avoidance of doubt, during the Garden Leave, Employee shall remain an employee of the Company bound by the terms of this Agreement, except that Employee is not required to perform any of his duties of employment pursuant to this Agreement unless specifically requested by the Company, and shall not, without the prior written consent of the Company, attend his normal place of work or any other premises of the Company or any of its subsidiaries.

(g)           Release.  Notwithstanding any provision herein to the contrary, the Company may require that, prior to the accelerated vesting and settlement, as applicable, of equity-based awards pursuant to subsections (d) or (e) of this Section 8, Employee shall have executed a general release in favor of the Company and its subsidiaries and related parties in the form as is reasonably required by the Company, and any waiting periods contained in such release shall have expired.  Such release, if required by the Company, shall be delivered to Employee within twenty (20) business days following the termination of Employee’s employment hereunder, and failure to deliver such release within such twenty (20) business day period shall be deemed to constitute a waiver of such requirement.  Assuming delivery of the release by the Company, if Employee fails to execute such release on or prior to the Release Expiration Date, Employee shall not be entitled to such accelerated vesting or settlement pursuant to (d) or (e) of this Section 8.  Notwithstanding anything contained in this subsection (g) to the contrary, in any case where the date of termination and the last day of the applicable waiting period fall in two separate taxable years, any payments required to be made to Employee that are treated as deferred compensation for purposes of Sections 409A and 457A of the Code and the regulations and other guidance published by the Internal Revenue Service thereunder (collectively, “Sections 409A and 457A”) shall be made in the later taxable year at times provided by this Section 8.  For purposes of this Agreement, “Release Expiration Date” means the date which is twenty-one (21) days following the date upon which the Company delivers to Employee the release contemplated herein, or in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date.

Section 9.            Restrictive Covenants.

Employee acknowledges and agrees that (A) the agreements and covenants contained in this Section 9 are (i) reasonable and valid in geographic and temporal scope and in all other respects, and (ii) essential to protect the value of the Company’s business and assets; and (B) by his employment with the Company, Employee will obtain knowledge, contacts, know-how, training and experience and there is a substantial probability that such knowledge, contacts, know-how, training and experience could be used to the substantial advantage of a competitor of the Company and to the Company’s substantial detriment.  For purposes of this Section 9, references to the Company shall be deemed to include its subsidiaries.

(a)           Confidential Information.  At any time during and after the end of the Term of Employment, without the prior written consent of the Board, except to the extent required by an order of a court having jurisdiction or under subpoena from an appropriate government agency, in which event, Employee shall, to the extent legally permitted, consult with the Board prior to responding to any such order or subpoena, and except as he in good faith believes necessary or desirable in the performance of his duties hereunder, Employee shall not disclose to or use for the benefit of any third party any confidential or proprietary trade secrets, customer lists, drawings, designs, information regarding product development (including types of insurance products), marketing plans, sales plans, management organization information, operating policies (including underwriting policies and risk assessment policies) or manuals, business plans, financial records, packaging design or other financial, commercial, business or technical information (i) relating to the Company, or (ii) that the Company may receive belonging to suppliers, customers or others who do business with the Company (including insurance brokers) as a result of his position with the Company (collectively, “Confidential Information”).  Employee’s obligation under this Section 9(a) shall not apply to any information that is publicly available or hereafter becomes publicly available, in each case without the breach by Employee of this Section 9(a).

(b)           Non-Competition.  Employee covenants and agrees that during the Non-Compete Period, with respect to Bermuda, Switzerland (including any canton thereof), any State of the United States of America or any other jurisdiction in which the Company engages (or has committed plans to engage) in business during the Term of Employment, Employee shall not, directly or indirectly, individually or jointly, own any interest in, operate, join, control or participate as a partner, director, principal, officer, or agent of, enter into the employment of, act as a consultant to, or perform any services for any Person (other than the Company), that engages in any Competitive Activities.  Notwithstanding anything herein to the contrary, this Section 9(b) shall not prevent Employee from acquiring as an investment securities representing not more than three percent (3%) of the outstanding voting securities of any publicly-held corporation or from being a passive investor in any mutual fund, hedge fund, private equity fund or similar pooled account so long as Employee’s interest therein is less than three percent (3%) and he has no role in selecting or managing investments thereof.

(c)           Non-Interference.  During the Non-Interference Period, Employee shall not, directly or indirectly, for his own account or for the account of any other Person, engage in Interfering Activities.

(d)           Return of Documents.  In the event of the termination of Employee’s employment for any reason or, if applicable, the day on which Employee’s Garden Leave commences, Employee shall deliver to the Company all of (i) the property of the Company, and (ii) the documents and data of any nature and in whatever medium of the Company, and he shall not take with him any such property, documents or data or any reproduction thereof, or any documents containing or pertaining to any Confidential Information.

(e)           Works for Hire.  Employee agrees that the Company shall own all right, title and interest throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registerable under copyright or similar laws, which Employee may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice during the Term of Employment, whether or not during regular working hours, provided they either (i) relate at the time of conception or development to the actual or demonstrably proposed business or research and development activities of the Company; (ii) result from or relate to any work performed for the Company; or (iii) are developed through the use of Confidential Information and/or Company resources or in consultation with Company personnel (collectively referred to as “Developments”).  Employee hereby assigns all right, title and interest in and to any and all of these Developments to the Company.  Employee agrees to assist the Company, at the Company’s expense (but for no other consideration of any kind), to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce and defend any rights specified to be so owned or assigned.  Employee hereby irrevocably designates and appoints the Company and its agents as attorneys-in-fact to act for and on Employee’s behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by Employee.  In addition, and not in contravention of any of the foregoing, Employee acknowledges that all original works of authorship which are made by him (solely or jointly with others) within the scope of employment and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 USC Sec. 101) or any similar law or regulation.  To the extent allowed by law, this includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights.”  To the extent Employee retains any such moral rights under applicable law, Employee hereby waives such moral rights and consents to any action consistent with the terms of this Agreement with respect to such moral rights, in each case, to the full extent of such applicable law.  Employee will confirm any such waivers and consents from time to time as requested by the Company.

(f)            Blue Pencil.  If any court of competent jurisdiction shall at any time deem the duration or the geographic scope of any of the provisions of this Section 9 unenforceable, the other provisions of this Section 9 shall nevertheless stand and the duration and/or geographic scope set forth herein shall be deemed to be the longest period and/or greatest size permissible by law under the circumstances, and the parties hereto agree that such court shall reduce the time period and/or geographic scope to a permissible duration or size.

Section 10.          Breach of Restrictive Covenants.

Without limiting the remedies available to the Company, Employee acknowledges that a breach of any of the covenants contained in Section 9 hereof may result in material irreparable injury to the Company or its subsidiaries for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction, without the posting of a bond or the necessity of proving irreparable harm or injury as a result of such breach or threatened breach of Section 9 hereof, restraining Employee from engaging in activities prohibited by Section 9 hereof or such other relief as may be required specifically to enforce any of the covenants in Section 9 hereof.  Notwithstanding any other provision to the contrary, the Non-Compete Period, in the case of the covenants contained in Section 9(b), and the Non-Interference Period, in the case of the covenants contained in Section 9(c), shall be tolled during any period of violation of any of such covenants and during any other period required for litigation during which the Company seeks to enforce such covenants against Employee or another Person with whom Employee is affiliated if it is ultimately determined that Employee was in breach of such covenants.

Section 11.          Representations and Warranties of Employee.

Employee represents and warrants to the Company that:

(a)           Employee’s employment will not conflict with or result in his breach of any agreement to which he is a party or otherwise may be bound;

(b)           Employee has not violated, and in connection with his employment with the Company will not violate, any non-solicitation, non-competition or other similar covenant or agreement of a prior employer by which he is or may be bound; and

(c)           In connection with Employee’s employment with the Company, he will not use any confidential or proprietary information that he may have obtained in connection with employment with any prior employer.

Section 12.          Indemnification.

Subject to the terms and conditions of the Articles of Association and Organizational Regulations of the Company (in each case, as in effect from time to time), the Company agrees to indemnify and hold Employee harmless to the fullest extent permitted by the laws of the United States, as in effect at the time of the subject act or omission.  In connection therewith, Employee shall be entitled to the protection of any insurance policies which the Company elects to maintain generally for the benefit of the Company’s directors and officers, against all costs, charges and expenses whatsoever incurred or sustained by Employee in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company.  This provision shall survive any termination of Employee’s employment hereunder.

Section 13.          Taxes.

The Company may withhold from any payments made under this Agreement all applicable taxes, including, but not limited to, income, employment and social insurance taxes, as shall be required by law.

Section 14.          Successors and Assigns; No Third-Party Beneficiaries.

(a)           The Company. This Agreement shall inure to the benefit of and be enforceable by, and may be assigned by the Company to, any purchaser of all or substantially all of the Company’s business or assets or any successor to the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise).  The Company will require, in a writing delivered to Employee, any such purchaser, successor or assignee to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such purchase, succession or assignment had taken place.  The Company may make no other assignment of this Agreement or its obligations hereunder.

(b)           Employee.  Employee’s rights and obligations under this Agreement shall not be transferable by Employee by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Employee shall die, all amounts then payable to Employee hereunder shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee or other designee or, if there be no such designee, to Employee’s estate.

(c)           No Third-Party Beneficiaries.  Except as otherwise set forth in Section 8(b) or Section 14(b) hereof, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Company and Employee any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

Section 15.          Sections 409A and 457A.

(a)           It is intended that the provisions of this Agreement comply with Sections 409A and 457A, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Sections 409A and 457A.

(b)           Neither Employee nor any of his creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Sections 409A and 457A) payable under this Agreement to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment.  Except as permitted under Sections 409A and 457A, any deferred compensation (within the meaning of Sections 409A and 457A) payable to Employee or for his benefit under this Agreement may not be reduced by, or offset against, any amount owing by Employee to the Company.

(c)           If, at the time of Employee’s separation from service (within the meaning of Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”)), (i) Employee shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Sections 409A and 457A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the first business day after such six-month period.

(d)           Notwithstanding any provision of this Agreement to the contrary, in light of the uncertainty with respect to the proper application of Sections 409A and 457A, the Company reserves the right to make amendments to this Agreement as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A or 457A.  In any case, Employee shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on Employee or for his account in connection with this Agreement (including any taxes and penalties under Sections 409A and 457A), and the Company shall not have any obligation to indemnify or otherwise hold Employee harmless from any or all of such taxes or penalties.

Section 16.          Waiver and Amendments.

Any waiver, alteration, amendment or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto; provided, however, that any such waiver, alteration, amendment or modification is consented to on the Company’s behalf by the Board.  No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Section 17.          Severability.

If any covenants or such other provisions of this Agreement are invalid or unenforceable under applicable law: (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

Section 18.          Governing Law.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF) APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

Section 19.          Dispute Resolution.

Any controversy arising out of or relating to this Agreement or the breach hereof (other than claims for injunctive relief pursuant to Section 10 hereof) shall be settled by binding arbitration in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association (before a single arbitrator) and judgment upon the award rendered may be entered in any court having jurisdiction thereof.  The costs of any such arbitration proceedings shall be borne equally by the Company and Employee; provided, however, that the arbitrator shall have the right to award to either party reasonable attorneys’ fees and costs expended in the course of such arbitration or enforcement of the awarded rendered thereunder.  Any award made by such arbitrator shall be final, binding and conclusive on the parties for all purposes, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

Section 20.          Notices.

(a)           Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided, provided that, unless and until some other address be so designated, all notices or communications by Employee to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices or communications by the Company to Employee may be given to Employee personally or may be mailed to Employee at Employee’s last known address, as reflected in the Company’s records.

(b)           Any notice so addressed shall be deemed to be given:  (i) if delivered by hand, on the date of such delivery; (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing; and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

Section 21.          Section Headings.

The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof, affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 22.          Entire Agreement.

This Agreement constitutes the entire understanding and agreement of the parties hereto regarding the employment of Employee.  This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement.

Section 23.          Survival of Operative Sections.

Upon any termination of Employee’s employment, the provisions of Section 4(c) and Section 8 through Section 25 of this Agreement (together with any related definitions set forth in Section 1 hereof) shall survive to the extent necessary to give effect to the provisions thereof.

Section 24.          Currency.

All sums of money expressed in this Agreement are in the lawful money of the United States of America.

Section 25.          Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.  The execution of this Agreement may be by actual or facsimile signature.

[Signatures to appear on the following page.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

By:
Name:
Title:

EMPLOYEE

By: